Exhibit 99.1
TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
FOR THE QUARTERLY PERIOD ENDED MAY 2, 2015

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES

Item 1.	Financial Statements

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	May 2, 2015	January 31, 2015	May 3, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$148	$121	$142
Accounts and other receivables	102	106	110
Merchandise inventories	1,501	1,495	1,617
Current deferred tax assets	31	34	30
Prepaid expenses and other current assets	90	65	80
Total current assets	1,872	1,821	1,979
Property and equipment, net	1,731	1,773	1,852
Deferred tax assets	28	28	35
Due from affiliates, net	854	835	789
Other assets	94	99	99
Total Assets	$4,579	$4,556	$4,754

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities:
Accounts payable	$825	$974	$907
Short-term borrowings from Parent	336	376	355
Accrued expenses and other current liabilities	560	639	595
Income taxes payable	101	102	96
Current portion of long-term debt	21	22	20
Total current liabilities	1,843	2,113	1,973
Long-term debt	2,745	2,383	2,612
Deferred tax liabilities	304	307	281
Deferred rent liabilities	379	377	380
Other non-current liabilities	131	128	131
Total stockholder’s deficit	(823)	(752)	(623)
Total Liabilities and Stockholder’s Deficit	$4,579	$4,556	$4,754
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended
(In millions)	May 2, 2015	May 3, 2014
Net sales	$1,643	$1,703
Other revenues (1)	18	21
Total revenues	1,661	1,724
Cost of sales	1,051	1,092
Cost of other revenues	1	1
Gross margin	609	631
Selling, general and administrative expenses (1)	613	657
Depreciation and amortization	57	73
Other income, net (1)	(31)	(18)
Total operating expenses	639	712
Operating loss	(30)	(81)
Interest expense (1)	(70)	(60)
Interest income (1)	23	17
Loss before income taxes	(77)	(124)
Income tax expense	1	—
Net loss	$(78)	$(124)

(1) Includes the following income (expenses) resulting from transactions with related parties (see Note 8 entitled “Related party transactions” for further details):
	13 Weeks Ended
(In millions)	May 2, 2015	May 3, 2014
Other revenues	$13	$15
Selling, general and administrative expenses	(80)	(80)
Other income, net	10	7
Interest expense	(5)	(5)
Interest income	23	17
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	13 Weeks Ended
(In millions)	May 2, 2015	May 3, 2014
Net loss	$(78)	$(124)
Other comprehensive income, net of tax
Foreign currency translation adjustments	7	5
Unrealized loss on hedged transactions	(1)	—
Total other comprehensive income, net of tax	6	5
Comprehensive loss, net of tax	$(72)	$(119)
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	13 Weeks Ended
(In millions)	May 2, 2015	May 3, 2014
Cash Flows from Operating Activities:
Net loss	$(78)	$(124)
Adjustments to reconcile Net loss to Net cash used in operating activities:
Depreciation and amortization	57	73
Amortization and write-off of debt issuance costs and debt discount	7	7
Deferred income taxes	—	1
Unrealized gains on foreign exchange	(5)	—
Other	10	10
Changes in operating assets and liabilities:
Accounts and other receivables	4	1
Merchandise inventories	2	(83)
Prepaid expenses and other operating assets	(25)	(14)
Due from affiliates, net	(19)	(12)
Accounts payable, Accrued expenses and other liabilities	(216)	(86)
Income taxes payable and receivable	(1)	(11)
Net cash used in operating activities	(264)	(238)
Cash Flows from Investing Activities:
Capital expenditures	(29)	(25)
Proceeds from sales of fixed assets	1	1
Net cash used in investing activities	(28)	(24)
Cash Flows from Financing Activities:
Long-term debt borrowings	399	169
Long-term debt repayments	(41)	(48)
Short-term borrowings from Parent	374	540
Repayments of short-term borrowings to Parent	(414)	(501)
Capitalized debt issuance costs	—	(12)
Net cash provided by financing activities	318	148
Effect of exchange rate changes on Cash and cash equivalents	1	1
Cash and cash equivalents:
Net increase (decrease) during period	27	(113)
Cash and cash equivalents at beginning of period	121	255
Cash and cash equivalents at end of period	$148	$142
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S DEFICIT
(Unaudited)

	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholder’s Deficit
(In millions)
Balance, February 1, 2014	$3,518	$(43)	$(4,002)	$(527)
Net loss	—	—	(124)	(124)
Total other comprehensive income, net of tax	—	5	—	5
Stock compensation expense	1	—	—	1
Contribution arising from tax allocation arrangement	3	—	—	3
Non-cash contributions from Parent	19	—	—	19
Balance, May 3, 2014	$3,541	$(38)	$(4,126)	$(623)

Balance, January 31, 2015	$3,533	$(57)	$(4,228)	$(752)
Net loss	—	—	(78)	(78)
Total other comprehensive income, net of tax	—	6	—	6
Stock compensation expense	1	—	—	1
Balance, May 2, 2015	$3,534	$(51)	$(4,306)	$(823)
 See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Basis of presentation
Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We operate Toys “R” Us stores in the United States, Canada, Guam and Puerto Rico; Babies “R” Us stores in the United States; and Internet businesses in the United States and Canada.
The Condensed Consolidated Balance Sheets as of May 2, 2015, January 31, 2015 and May 3, 2014, the Condensed Consolidated Statements of Operations, the Condensed Consolidated Statements of Comprehensive Loss, the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholder’s Deficit for the thirteen weeks ended May 2, 2015 and May 3, 2014, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen weeks then ended. The Condensed Consolidated Balance Sheet at January 31, 2015, presented herein, has been derived from our audited balance sheet included in our Annual Financial Statements for the fiscal year ended January 31, 2015, but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Annual Financial Statements for the fiscal year ended January 31, 2015 included as an exhibit to Parent’s Form 8-K filed on April 24, 2015. The results of operations for the thirteen weeks ended May 2, 2015 and May 3, 2014 are not necessarily indicative of operating results for the full year.
Subsequent Events
We have performed an evaluation of subsequent events through June 12, 2015, the date these financial statements were issued. Subsequent events, if any, have been disclosed in the related footnotes.

2. Long-term debt
A summary of the Company’s consolidated Long-term debt as of May 2, 2015, January 31, 2015 and May 3, 2014 is outlined in the table below:

(In millions)	May 2, 2015	January 31, 2015	May 3, 2014
Secured term loan facility, due fiscal 2016	$—	$—	$645
7.375% senior secured notes, due fiscal 2016	—	—	355
8.500% senior secured notes, due fiscal 2017 (1)	721	721	720
Incremental secured term loan facility, due fiscal 2018	132	133	371
Second incremental secured term loan facility, due fiscal 2018	66	67	209
$1.85 billion secured revolving credit facility, expires fiscal 2019	367	—	125
Tranche A-1 loan facility, due fiscal 2019	272	272	—
Secured term B-4 loan facility, due fiscal 2020	1,008	1,010	—
8.750% debentures, due fiscal 2021 (2)	22	22	22
Finance obligations associated with capital projects	168	169	171
Capital lease obligations	10	11	14
	2,766	2,405	2,632
Less: current portion	21	22	20
Total Long-term debt (3)	$2,745	$2,383	$2,612

(1)	Represents obligations of Toys “R” Us Property Company II, LLC, our indirect wholly-owned subsidiary.

(2)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.

(3)
We maintained derivative instruments on certain of our long-term debt, which impacts our effective interest rates. Refer to Note 3 entitled “Derivative instruments and hedging activities” for further details. In addition, intercompany loans with our Parent and its other subsidiaries are not included within our long-term debt balances. Refer to Note 8 entitled “Related party transactions” for further details.

Our credit facilities, loan agreements and indentures contain customary covenants that, among other things, restrict our and our subsidiaries’ ability to:

•	incur certain additional indebtedness;

•	transfer money between our Parent, us and our various subsidiaries;

•	pay dividends on, repurchase or make distributions with respect to our or our subsidiaries’ capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.
As of May 2, 2015, we did not have any net assets subject to such restrictions. Our agreements also contain various and customary events of default with respect to the indebtedness, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default and cross acceleration provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued and unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.
We are dependent on the borrowings provided by the lenders to support our working capital needs, capital expenditures and to service debt. As of May 2, 2015, we have funds available to finance our operations under our $1.85 billion secured revolving facility (“ABL Facility”) through March 2019, subject to an earlier springing maturity.
Borrowing Availability
Under our ABL Facility, we had outstanding borrowings of $367 million, a total of $97 million of outstanding letters of credit and excess availability of $615 million at May 2, 2015. We are also subject to a minimum excess availability covenant of $125 million, with remaining availability of $490 million in excess of the covenant at May 2, 2015.

3. Derivative instruments and hedging activities
We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Condensed Consolidated Balance Sheets measured at estimated fair value and we do not offset assets and liabilities with the same counterparty. We recognize the changes in fair value as unrealized gains and losses. The recognition of these gains or losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.
Interest Rate Contracts
We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows and changes in the fair value of certain Long-term debt attributable to the changes in London Interbank Offered Rate (“LIBOR”). Some of our interest rate contracts contain credit-risk related contingent features and are subject to master netting arrangements. As of May 2, 2015, we did not have any outstanding interest rate contracts. A portion of our interest rate swaps and caps as of May 3, 2014 were designated as cash flow hedges in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 815, “Derivatives and Hedging.”
The hedge accounting for a designated cash flow hedge requires that the effective portion be recorded to Accumulated other comprehensive loss; the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of our cash flow hedging relationships on an ongoing basis. For our derivatives that were designated as cash flow hedges, no material ineffectiveness was recorded for the thirteen weeks ended May 2, 2015 and May 3, 2014, respectively.

Reclassifications from Accumulated other comprehensive loss to Interest expense primarily related to realized Interest expense on interest rate caps.
Certain of our agreements with credit-risk related contingent features contain cross-default provisions which provide that we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At May 2, 2015, January 31, 2015 and May 3, 2014, there were no derivative liabilities related to agreements that contain credit-risk related contingent features. As of May 2, 2015, January 31, 2015 and May 3, 2014, we were not required to post collateral for any of these derivatives.
Foreign Exchange Contracts
We enter into foreign currency forward contracts to economically hedge the USD merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with our subsidiaries. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on our Condensed Consolidated Balance Sheets at fair value with a gain or loss recorded on the Condensed Consolidated Statements of Operations in Interest expense.
Our foreign exchange contracts typically mature within 12 months. Some of these contracts contain credit-risk related contingent features and are subject to master netting arrangements. Some of these agreements contain provisions which provide that we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At May 2, 2015, derivative liabilities related to agreements that contain credit-risk related contingent features had a fair value of $1 million. At January 31, 2015, there were no derivative liabilities related to agreements that contain credit-risk related contingent features. At May 3, 2014, derivative liabilities related to agreements that contain credit-risk related contingent features had nominal fair values. As of May 2, 2015, January 31, 2015 and May 3, 2014, we were not required to post collateral for any of these derivatives.
The following table sets forth the net impact of the effective portion of derivatives designated as cash flow hedges on Accumulated other comprehensive loss on our Condensed Consolidated Statements of Stockholder’s Deficit for the thirteen weeks ended May 2, 2015 and May 3, 2014:

	13 Weeks Ended
(In millions)	May 2, 2015	May 3, 2014
Derivatives designated as cash flow hedges:
Beginning balance	$1	$(1)
Change in fair value recognized in Accumulated other comprehensive loss - Interest Rate Contracts	—	—
Reclassifications from Accumulated other comprehensive loss - Interest Rate Contracts	(1)	—
Ending balance	$—	$(1)
The following table sets forth the impact of derivatives on Interest expense on our Condensed Consolidated Statements of Operations for the thirteen weeks ended May 2, 2015 and May 3, 2014:

	13 Weeks Ended
(In millions)	May 2, 2015	May 3, 2014
Derivatives not designated for hedge accounting:
Gain on the change in fair value - Merchandise Purchases Program Foreign Exchange Contracts	$1	—
	1	—
Derivative designated as a fair value hedge:
Loss on the change in fair value - Interest Rate Contract	—	(2)
Gain recognized in Interest expense on hedged item	—	2
	—	—
Total Interest expense	$1	$—

The following table contains the notional amounts and related fair values of our derivatives included within our Condensed Consolidated Balance Sheets as of May 2, 2015, January 31, 2015 and May 3, 2014:

	May 2, 2015		January 31, 2015		May 3, 2014
(In millions)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)
Interest Rate Contracts designated as cash flow hedges:
Prepaid expenses and other current assets (1)	$—	$—	$700	$—	$700	$—
Interest Rate Contract designated as a fair value hedge:
Other assets	—	—	—	—	350	11
Interest Rate Contract not designated for hedge accounting:
Prepaid expenses and other current assets (1)	—	—	300	—	300	—
Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	13	—	—	—	17	—
Accrued expenses and other current liabilities	$48	$(1)	$—	$—	$24	$—
Total derivative contracts outstanding:
Prepaid expenses and other current assets	$13	$—	$1,000	$—	$1,017	$—
Other assets	—	—	—	—	350	11
Total derivative assets (2)	$13	$—	$1,000	$—	$1,367	$11

Accrued expenses and other current liabilities	$48	$(1)	$—	$—	$24	$—
Total derivative liabilities (2)	$48	$(1)	$—	$—	$24	$—

(1)	In April 2015, two interest rate caps matured.

(2)	Refer to Note 4 entitled “Fair value measurements” for the fair value of our derivative instruments classified within the fair value hierarchy.
Offsetting of Derivatives
We present our derivatives at gross fair values in the Condensed Consolidated Balance Sheets. However, some of our interest rate and foreign exchange contracts are subject to master netting arrangements which allow net settlements under certain conditions. As of May 2, 2015 and May 3, 2014, the aggregate gross fair value of derivative liabilities which could be net settled against our derivative assets were nominal, respectively, and the aggregate gross fair value of derivative assets which could be net settled against our derivative liabilities were nominal, respectively. As of January 31, 2015, we did not have any derivative liabilities which could be net settled against our derivative assets. As of May 2, 2015, January 31, 2015 and May 3, 2014, none of the master netting arrangements involved collateral.

4. Fair value measurements
To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Derivative Financial Instruments
Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of our foreign currency contracts is determined using market-based foreign exchange rates, which are classified as Level 2 inputs. As of May 2, 2015, we did not have any outstanding interest rate contracts.
The valuation of our interest rate contracts is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities. We evaluate the inputs used to value our derivatives at the end of each reporting period.
For our interest rate contracts, we primarily use Level 2 inputs mentioned above to arrive at fair value. Additionally, for interest rate contracts we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements taking into account the impact of any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. We measure the credit risk of our derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio. The portfolio-level adjustments are then allocated each period to the individual assets or liabilities within the portfolio.
The credit valuation adjustments are calculated by determining the total expected exposure of the derivatives (which incorporates both the current and potential future exposure) and then applying each counterparty’s credit spread to the applicable exposure. The total expected exposure of a derivative is derived using market-observable inputs, such as yield curves and volatilities. The inputs utilized for our own credit spread are based on implied spreads from our debt, which are considered unobservable inputs. These credit valuation adjustments fall within Level 3 of the fair value hierarchy and include estimates of current credit spreads to evaluate the likelihood of default. For counterparties with publicly available credit information, the credit spreads over LIBOR used in the calculations represent implied credit default swap spreads obtained from a third party credit data provider. Generally, significant increases (decreases) in our own credit spread in isolation would result in significantly lower (higher) fair value measurement for these derivatives. Based on the mixed input valuation, we classify these derivatives based on the lowest level in the fair value hierarchy that is significant to the overall fair value of the instrument.
Any transfer into or out of a level of the fair value hierarchy is recognized based on the value of the instruments at the end of the reporting period.
The table below presents our assets and liabilities measured at fair value on a recurring basis as of May 2, 2015 and May 3, 2014, aggregated by level in the fair value hierarchy within which those measurements fall. There were no significant assets or liabilities measured at fair value on a recurring basis as of January 31, 2015.

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at May 2, 2015
Liabilities
Derivative financial instruments:
Foreign exchange contracts	$—	$1	$—	$1
Total liabilities	$—	$1	$—	$1

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at May 3, 2014
Assets
Derivative financial instruments:
Interest rate contracts	$—	$11	$—	$11
Total assets	$—	$11	$—	$11
For the periods ended May 2, 2015, January 31, 2015 and May 3, 2014, we had no derivative financial instruments within Level 3 of the fair value hierarchy.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain of our assets and liabilities are measured at fair value on a nonrecurring basis. We evaluate the carrying value of all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The fair value measurements related to long-lived assets held and used classified as Level 3 were determined using a discounted cash flow valuation method or a relative, market-based approach based on purchase offers or appraisals we have received from third parties. The inputs we use to calculate discounted cash flows include the projected cash flows for the asset group (generally by store location) and, when significant, a risk-adjusted rate of return we estimate would be used by a market participant in valuing the assets. The projected cash flows are based on the Company’s sales, gross margin and expense forecasts for each asset group, taking into consideration historical cash flows, as well as anticipated costs and/or proceeds from disposal. For our market-based valuations, we use purchase offers we receive from third parties, predominantly for our properties, which are classified as Level 3 because they are not received in an organized market or observable to market participants. Alternatively, when management commits to sell properties and no third party offers exist, we use asset appraisals conducted by external specialists with experience in real estate valuations. These require a significant amount of judgment regarding appropriate comparable properties and their assessment of current market conditions.
For the thirteen weeks ended May 2, 2015 and May 3, 2014, we had no impairments to long-lived assets held for sale. There have been no changes in valuation technique or related inputs for long-lived assets for the thirteen weeks ended May 2, 2015 and May 3, 2014.
The table below presents our long-lived assets evaluated for impairment and measured at fair value on a nonrecurring basis for the thirteen weeks ended May 2, 2015 and May 3, 2014, aggregated by level in the fair value hierarchy within which those measurements fall. Because these assets are not measured at fair value on a recurring basis, certain carrying amounts and fair value measurements presented in the table may reflect values at earlier measurement dates and may no longer represent their fair values at May 2, 2015 and May 3, 2014. As of May 2, 2015 and May 3, 2014, we did not have any long-lived assets classified as Level 1 or 2 within the fair value hierarchy.

(In millions)	Carrying Value Prior to Impairment	Significant Unobservable Inputs (Level 3)	Impairment Losses
Long-lived assets held and used	$2	$1	$1
Balance, May 2, 2015	$2	$1	$1

(In millions)	Carrying Value Prior to Impairment	Significant Unobservable Inputs (Level 3)	Impairment Losses
Long-lived assets held and used	$4	$1	$3
Balance, May 3, 2014	$4	$1	$3
Other Financial Instruments
The fair values of our Long-term debt including current portion are estimated using quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods. The fair values of debt instruments classified as Level 1 are based on quoted prices in reasonably active markets and Level 2 instruments are valued using market prices we obtain from external third parties. Debt instruments classified as Level 3 are not publicly traded, and therefore we are unable to obtain quoted market prices, and are generally valued using estimated spreads, a present value calculation or a cash flow analysis, as appropriate. There have been no significant changes in valuation technique or related inputs for Long-term debt for the thirteen weeks ended May 2, 2015 and May 3, 2014. The table below presents the carrying values and fair values of our Long-term debt including current portion as of May 2, 2015, January 31, 2015 and May 3, 2014, aggregated by level in the fair value hierarchy within which those measurements fall.

	Long-term Debt
(In millions)	Carrying Value	Fair Value	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
May 2, 2015	$2,766	$2,696	$741	$1,410	$545
January 31, 2015	2,405	2,292	719	1,393	180
May 3, 2014	2,632	2,413	740	1,363	310
Other financial instruments that are not measured at fair value on our Condensed Consolidated Balance Sheets include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. Due to the short-term nature of these assets and liabilities, their carrying amounts approximate fair value.

5. Income taxes
The following table summarizes our Income tax expense and effective tax rates for the thirteen weeks ended May 2, 2015 and May 3, 2014:

	13 Weeks Ended
($ In millions)	May 2, 2015	May 3, 2014
Loss before income taxes	$(77)	$(124)
Income tax expense	1	—
Effective tax rate	(1.3)%	0.0%
The effective tax rates for the thirteen weeks ended May 2, 2015 and May 3, 2014 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is (2.9%) for the thirteen weeks ended May 2, 2015 compared to 0.2% for the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to a change in the mix and level of earnings between jurisdictions.
For the thirteen weeks ended May 2, 2015, our effective tax rate was impacted by a tax benefit of $1 million related to changes to our liability for uncertain tax positions. There were no significant discrete items that impacted our effective tax rate for the thirteen weeks ended May 3, 2014.

6. Segments
Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and baby product offerings in the United States, Puerto Rico and Guam, and Toys “R” Us – Canada (“Canada”), which operates in Canada. Domestic and Canada segments also include their respective Internet operations. Segment operating earnings (loss) excludes corporate related charges and income. All intercompany transactions between segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment. Revenues from external customers are derived primarily from merchandise sales and we did not generate material sales from any single customer.
Our percentages of consolidated Total revenues by product category for the thirteen weeks ended May 2, 2015 and May 3, 2014 were as follows:

	13 Weeks Ended
	May 2, 2015	May 3, 2014
Baby	48.2%	48.1%
Core Toy	13.1%	12.2%
Entertainment	7.0%	7.8%
Learning	17.9%	17.6%
Seasonal	12.5%	12.8%
Other (1)	1.3%	1.5%
Total	100%	100%

(1)	Consists primarily of non-product related revenues, including licensing fees from Parent’s foreign affiliates and certain third party licensees.
From time to time, we may make revisions to our prior period Total revenues by product category to conform to the current period allocation. These revisions did not have a significant impact to our prior year disclosure.

A summary of financial results by reportable segment is as follows:

	13 Weeks Ended
(In millions)	May 2, 2015	May 3, 2014
Total revenues
Domestic	$1,506	$1,558
Canada	155	166
Total revenues	$1,661	$1,724
Operating earnings (loss)
Domestic (1)	$24	$(19)
Canada	9	3
Corporate and other (1)	(63)	(65)
Operating loss	(30)	(81)
Interest expense	(70)	(60)
Interest income	23	17
Loss before income taxes	$(77)	$(124)
(1) Certain professional fees of $5 million for the thirteen weeks ended May 3, 2014 that were previously recorded to our Domestic segment have been reclassified to our Corporate and other division.

(In millions)	May 2, 2015	January 31, 2015	May 3, 2014
Merchandise inventories
Domestic	$1,329	$1,353	$1,440
Canada	172	142	177
Total Merchandise inventories	$1,501	$1,495	$1,617

7. Litigation and legal proceedings
We and our Parent are, and in the future may be, involved in various lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us and our Parent, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We and our Parent are not able to estimate an aggregate amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable, primarily for the following reasons: (i) many of the relevant legal proceedings are in preliminary stages, and until such proceedings develop further, there is often uncertainty regarding the relevant facts and circumstances at issue and potential liability; and (ii) many of these proceedings involve matters of which the outcomes are inherently difficult to predict. However, based upon our and our Parent’s historical experience with similar matters, we do not expect that any such additional losses would be material to our consolidated financial position, results of operations or cash flows.

8. Related party transactions
Transactions with the Sponsors - Our Parent is owned by an investment group led by entities advised by or affiliated with Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”) and Vornado Realty Trust (“Vornado”) (collectively, the “Sponsors”). The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the merger transaction effective as of July 21, 2005 and amended June 10, 2008, February 1, 2009, and August 29, 2014 (“Advisory Agreement”). The initial term of the Advisory Agreement is ten years. After ten years, it extends annually for one year unless our Parent or the Sponsors provide notice of termination to the other. Prior to an amendment in August 2014, described below, the management and advisory fees paid to the Sponsors (the “Advisory Fees”) increased 5% per year during the ten-year term of the agreement with the exception of fiscal 2009.
In August 2014, the Advisory Agreement was amended in order to reduce the Advisory Fees to $17 million.  The amendment provides that if in the future our Parent successfully completes an initial public offering (“IPO”), the Sponsors may elect to receive from the proceeds of such IPO, an amount equal to the aggregate difference between: (x) the Advisory Fees that we would have paid in fiscal year 2014 and each fiscal year thereafter had such amounts not been fixed and (y) the Advisory Fees that were actually paid by us for fiscal year 2014 and each fiscal year thereafter. We recorded Advisory Fees of $4 million and $6 million for the thirteen weeks ended May 2, 2015 and May 3, 2014, respectively. During the thirteen weeks ended May 2, 2015 and May 3, 2014, we also paid the Sponsors fees of less than $1 million, respectively, for out-of-pocket expenses.

Subsequent Event
In June 2015, the Advisory Agreement was further amended in order to reduce the advisory fees payable in fiscal 2015 and thereafter from $17 million to $6 million annually with no further adjustment upon an IPO for such reductions.
Additionally, the Advisory Agreement provides that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the aggregate transaction value in connection with certain financing, acquisition, disposition and change of control transactions (“Transaction Fees”). The Advisory Agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates. In the event that the Advisory Agreement is terminated by the Sponsors or our Parent, the Sponsors will receive all unpaid Advisory Fees, all unpaid Transaction Fees and expenses due under the Advisory Agreement with respect to periods prior to the termination date plus the net present value of the Advisory Fees that would have been payable for the remainder of the applicable term of the Advisory Agreement. Transaction fees are capitalized as deferred debt issuance costs and are amortized over the term of the agreement and included in Other assets on our Condensed Consolidated Balance Sheets.
From time to time, we and our subsidiaries, as well as the Sponsors or their affiliates, may acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, exchange offers, privately negotiated transactions or otherwise. During the thirteen weeks ended May 2, 2015 and May 3, 2014, affiliates of KKR held debt and debt securities issued by us and our subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were $3 million and $2 million during the thirteen weeks ended May 2, 2015 and May 3, 2014, respectively.
Additionally, under lease agreements with affiliates of Vornado, we paid an aggregate amount of $1 million for each of the thirteen weeks ended May 2, 2015 and May 3, 2014, respectively, with respect to 0.6% and 0.7%, respectively, of our operated stores, which include Toys “R” Us Express stores. Of the aggregate amount paid, less than $1 million for each of the thirteen weeks ended May 2, 2015 and May 3, 2014, respectively, was allocable to joint-venture parties not otherwise affiliated with Vornado.
Each of the Sponsors, either directly or through affiliates, has ownership interests in a broad range of companies (“Portfolio Companies”) with whom our Parent and its subsidiaries may from time to time enter into commercial transactions in the ordinary course of business, primarily for the purchase of goods and services. We believe that none of our transactions or arrangements with Portfolio Companies are significant enough to be considered material to the Sponsors or to our business.
Real Estate Arrangements with Affiliates - We leased 355 and 370 properties from affiliates of Parent as of May 2, 2015 and May 3, 2014, respectively. Selling, general and administrative expenses (“SG&A”) includes lease expense of $73 million and $74 million, respectively, which includes reimbursement of expenses of $11 million related to these leases for each of the thirteen weeks ended May 2, 2015 and May 3, 2014.
Other Transactions with Toys “R” Us Property Company I, LLC (“TRU Propco I”) - Under the master lease agreement with our affiliate, TRU Propco I, we may be required to recognize an expense in conjunction with a store closure through the successful execution of a sale of a property by TRU Propco I to a third party or an early store closure prior to the expiration of the master lease agreement. Pursuant to the master lease agreement, the expense is equal to the net present value of the base rent for such property over the remaining term for such property, discounted at 10% per annum, less the sales proceeds for such property received by TRU Propco I or the anticipated sublease income to be received by the Company. For the thirteen weeks ended May 2, 2015 and May 3, 2014, SG&A includes $2 million and $1 million, respectively, related to expenses associated with store closures.
Management Service Fees and Other - We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement (“DSA”). The amounts charged are allocated based on a formula for each affiliate, as defined in the DSA, and are recorded in Other income, net on our Condensed Consolidated Statements of Operations. The amount we charged to Parent and other affiliates for each of the thirteen weeks ended May 2, 2015 and May 3, 2014 for these services was $1 million.
In addition, we incurred $4 million of service fees for each of the thirteen weeks ended May 2, 2015 and May 3, 2014. These costs, which primarily related to fees associated with our China sourcing office, are recorded within SG&A on our Condensed Consolidated Statements of Operations.
Information Technology and Administrative Support Services Agreement (the “ITASSA”) - We provide information technology services, internal audit services and financial services to a number of our international affiliates under the ITASSA. These affiliates are charged 108% of the costs we incur to administer such services. For the thirteen weeks ended May 2, 2015 and May 3, 2014, our affiliates were charged $9 million and $6 million, respectively, for these services, which are recorded in Other income, net on our Condensed Consolidated Statements of Operations.

Licensing Arrangements with Affiliates - We own intellectual property used by us and Parent’s foreign affiliates in the toy, baby and electronics businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. For the thirteen weeks ended May 2, 2015 and May 3, 2014, we charged Parent’s foreign affiliates license fees of $13 million and $15 million, respectively, which are classified on our Condensed Consolidated Statements of Operations as Other revenues.
Dividends Paid to Parent - We make restricted payments or other distributions or advances to Parent for general corporate purposes including, among other things, to pay interest, repay, refinance, repurchase, redeem, defease or otherwise satisfy indebtedness of our Parent or any of its subsidiaries. For each of the thirteen weeks ended May 2, 2015 and May 3, 2014, we paid no dividends to Parent.
Contributions Received from Parent - For the thirteen weeks ended May 2, 2015, no contributions were received from Parent. For the thirteen weeks ended May 3, 2014, we received a $19 million non-cash capital contribution from Parent for deferred financing costs associated with the amendment and restatement of the credit agreement for our ABL Facility.
Stock Compensation Expense - For each of the thirteen weeks ended May 2, 2015 and May 3, 2014, $1 million of total stock-based compensation expense related to awards issued to participants by Parent was recognized in SG&A.
Due from Affiliates, Net - As of May 2, 2015, January 31, 2015 and May 3, 2014, Due from affiliates, net, of $854 million, $835 million and $789 million, respectively, primarily consisted of receivables from Parent and affiliates. In connection with loans to and from Parent, we recognize related party interest expense and related party interest income.
As of May 2, 2015, January 31, 2015 and May 3, 2014, $17 million, $10 million and $12 million, respectively, of receivables from affiliates related primarily to license fees and are included in Prepaid expenses and other current assets on our Condensed Consolidated Balance Sheets.
Additionally, we are obligated to reimburse our affiliates for certain expenses, which primarily include rent and property taxes under lease agreements. As of May 2, 2015, January 31, 2015 and May 3, 2014, the net amount owed to our affiliates was $6 million, $13 million and $8 million, respectively. These amounts are included in Accrued expenses and other current liabilities on our Condensed Consolidated Balance Sheets.
Short-term Borrowings from Parent - From time to time, we have short-term intercompany loans outstanding with Parent. As of May 2, 2015, January 31, 2015 and May 3, 2014, we maintained balances of $336 million, $376 million and $355 million, respectively, in short-term intercompany loans from Parent. For each of the thirteen weeks ended May 2, 2015 and May 3, 2014 we incurred $1 million and $2 million, respectively, of related party interest expense associated with our short-term intercompany loans from Parent.

9. Dispositions
During the thirteen weeks ended May 2, 2015, we sold certain properties and assets for proceeds of $1 million resulting in a nominal net gain. Net gains on sales of properties are included in Other income, net on our Condensed Consolidated Statements of Operations.

10. Accumulated other comprehensive loss
Total other comprehensive income, net of tax is included in the Condensed Consolidated Statements of Comprehensive Loss and Condensed Consolidated Statements of Stockholder’s Deficit. Accumulated other comprehensive loss is reflected in Total stockholder’s deficit on the Condensed Consolidated Balance Sheets, as follows:

(In millions)	Foreign currency translation adjustments, net of tax	Unrealized loss on hedged transactions, net of tax	Accumulated other comprehensive loss
Balance, February 1, 2014	$(42)	$(1)	$(43)
Current period change	5	—	5
Balance, May 3, 2014	$(37)	$(1)	$(38)

(In millions)	Foreign currency translation adjustments, net of tax	Unrealized gain on hedged transactions, net of tax	Accumulated other comprehensive loss
Balance, January 31, 2015	$(58)	$1	$(57)
Current period change	7	(1)	6
Balance, May 2, 2015	$(51)	$—	$(51)

11. Recent accounting pronouncements
In April 2015, the FASB issued Accounting Standards Update (“ASU”) No. 2015-05, “Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement (“ASU 2015-05”). Existing GAAP does not include explicit guidance about a customer’s accounting for fees paid in a cloud computing arrangement. The amendments in this ASU provide guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software licenses element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. As a result of the amendments, all software licenses within the scope of Subtopic 350-40 will be accounted for consistent with other licenses of intangible assets. The amendments in this ASU are effective for reporting periods beginning after December 15, 2015, with early adoption permitted. An entity can elect to adopt the amendments either (1) prospectively to all arrangements entered into or materially modified after the effective date; or (2) retrospectively. For prospective transition, the only disclosure requirements at transition are the nature of and reason for the change in accounting principle, the transition method, and a qualitative description of the financial statement line items affected by the change. For retrospective transition, the disclosure requirements at transition include the requirements for prospective transition and quantitative information about the effects of the accounting change. The adoption of ASU 2015-05 is not expected to have an impact on our Condensed Consolidated Financial Statements.
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting periods beginning after December 15, 2017, and early adoption is prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. Management is currently assessing the impact the adoption of ASU 2014-09 will have on our Condensed Consolidated Financial Statements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us – Delaware, Inc., a Delaware corporation, and its subsidiaries, except as expressly indicated or unless the context otherwise requires. The Company is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”). The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. This MD&A should be read in conjunction with our Annual Financial Statements for the fiscal year ended January 31, 2015, included as an exhibit to Parent’s Form 8-K filed on April 24, 2015 and the Condensed Consolidated Financial Statements and the accompanying notes thereto, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Our Business
We generate sales, earnings and cash flows by retailing merchandise in our baby, core toy, entertainment, learning and seasonal product categories in the United States, Canada, Puerto Rico and Guam. Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and baby product offerings in 868 stores in 49 states, Puerto Rico and Guam; and Toys “R” Us – Canada (“Canada”), in which we operated 85 stores. In addition, as of May 2, 2015, we operated 100 Toys “R” Us Express stores (“Express stores”), including 61 Express stores with a cumulative lease term of at least two years (“Permanent Express”). Domestic and Canada segments also include their respective Internet operations.

Financial Performance
As discussed in more detail in this MD&A, the following financial data presents an overview of our financial performance for the thirteen weeks ended May 2, 2015 compared to the thirteen weeks ended May 3, 2014:

	13 Weeks Ended
($ In millions)	May 2, 2015	May 3, 2014
Total revenues	$1,661	$1,724
Gross margin	609	631
Gross margin as a percentage of Total revenues	36.7%	36.6%
Selling, general and administrative expenses	$613	$657
Selling, general and administrative expenses as a percentage of Total revenues	36.9%	38.1%
Net loss	$(78)	$(124)
Non-GAAP Financial Measure:
Adjusted EBITDA (1)	$39	$5
(1) For an explanation of Adjusted EBITDA as a measure of the Company’s operating performance and a reconciliation to Net loss, see “Non-GAAP Financial Measure - Adjusted EBITDA”.
Total revenues decreased by $63 million for the thirteen weeks ended May 2, 2015 compared to the same period last year. Foreign currency translation decreased Total revenues by $20 million for the thirteen weeks ended May 2, 2015. Excluding the impact of foreign currency translation, the decrease in Total revenues was primarily due to a decrease in Domestic comparable store net sales primarily driven by a decrease in the number of transactions. Partially offsetting the decrease in Total revenues was an increase in comparable store net sales within our Canada segment, primarily driven by an increase in the number of transactions.
Gross margin, as a percentage of Total revenues, increased by 0.1 percentage point for the thirteen weeks ended May 2, 2015 compared to the same period last year. The increase in Gross margin, as a percentage of Total revenues, was primarily the result of continued promotional discipline within our Domestic segment.
Selling, general and administrative expenses (“SG&A”) decreased by $44 million for the thirteen weeks ended May 2, 2015 compared to the same period last year. Foreign currency translation decreased SG&A by $7 million for the thirteen weeks ended May 2, 2015. Excluding the impact of foreign currency translation, the decrease in SG&A was primarily due to decreases in payroll expenses and advertising and promotional expenses.
Net loss decreased by $46 million for the thirteen weeks ended May 2, 2015 compared to the same period last year. The decrease in Net loss was primarily due to a reduction in SG&A.

Comparable Store Net Sales
In computing comparable store net sales, we include stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Permanent Express stores that have been open for at least 56 weeks from their “soft” opening date are also included in our comparable store net sales computation.
Comparable stores include the following:

•	stores that have been remodeled (including conversions) while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded within their current locations; and

•	sales from our Internet businesses.
By measuring the year-over-year sales of merchandise in the stores that have been open for a full comparable 56 weeks or more and on-line, we can better gauge how the core store base and e-commerce businesses are performing since comparable store net sales excludes the impact of store openings and closings.
Various factors affect comparable store net sales, including the number of and timing of stores we open, close, convert, relocate or expand, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our comparable store net sales to fluctuate significantly in the past on a monthly, quarterly and annual basis and, as a result, we expect that comparable store net sales will continue to fluctuate in the future.
The following table discloses the change in our comparable store net sales for the thirteen weeks ended May 2, 2015 and May 3, 2014:

	13 Weeks Ended
	May 2, 2015 vs. 2014	May 3, 2014 vs. 2013
Domestic	(2.3)%	3.8%	(1)
Canada	4.7%	1.1%
Toys “R” Us - Delaware	(1.6)%	3.5%

(1)	Excludes the effect of an immaterial out of period adjustment. Previously reported Domestic comparable store net sales were 4.0% for the thirteen weeks ended May 3, 2014.

Percentage of Total Revenues by Product Category

	13 Weeks Ended
	May 2, 2015	May 3, 2014
Baby	48.2%	48.1%
Core Toy	13.1%	12.2%
Entertainment	7.0%	7.8%
Learning	17.9%	17.6%
Seasonal	12.5%	12.8%
Other (1)	1.3%	1.5%
Total	100%	100%

(1)	Consists primarily of non-product related revenues, including licensing fees from Parent’s foreign affiliates and certain third party licensees.
From time to time, we may make revisions to our prior period Total revenues by product category to conform to the current period allocation. These revisions did not have a significant impact to our prior year disclosure.

Store Count by Segment

	May 2, 2015	May 3, 2014	Change
Domestic (1)	868	876	(8)
Canada (2)	85	95	(10)
Total (3)	953	971	(18)

(1)
Store count as of May 2, 2015 includes 292 Toys “R” Us (“TRU”) stores, 226 Babies “R” Us (“BRU”) stores, 213 side-by-side (“SBS”) stores, 58 Juvenile Expansions, 20 Babies “R” Us Express (“BRU Express”) stores and 59 Permanent Express stores. Store count as of May 3, 2014 included 305 TRU stores, 232 BRU stores, 214 SBS stores, 59 Juvenile Expansions, 20 BRU Express stores and 46 Permanent Express stores.

(2)
Store count as of May 2, 2015 includes 56 SBS stores, 22 TRU stores, five BRU Express stores and two Permanent Express stores. Store count as of May 3, 2014 included 54 SBS stores, 22 TRU stores, five BRU Express stores and 14 Permanent Express stores.

(3)
There were 39 Domestic Express stores open as of May 2, 2015 and 49 Domestic Express stores open as of May 3, 2014. We had no Canada Express stores open as of May 2, 2015 and May 3, 2014. These stores were not included in our overall store count within our Domestic and Canada segments and are considered temporary as they have a cumulative lease term of less than two years.

Net Loss

	13 Weeks Ended
(In millions)	May 2, 2015	May 3, 2014	Change
Toys “R” Us - Delaware	$(78)	$(124)	$46
Net loss decreased by $46 million to $78 million for the thirteen weeks ended May 2, 2015, compared to $124 million for the same period last year. The decrease in Net loss was primarily due to a reduction in SG&A of $44 million.

Total Revenues

	13 Weeks Ended
					Percentage of Total revenues
($ In millions)	May 2, 2015	May 3, 2014	$ Change	% Change	May 2, 2015	May 3, 2014
Domestic	$1,506	$1,558	$(52)	(3.3)%	90.7%	90.4%
Canada	155	166	(11)	(6.6)%	9.3%	9.6%
Toys “R” Us - Delaware	$1,661	$1,724	$(63)	(3.7)%	100.0%	100.0%
Total revenues decreased by $63 million or 3.7%, to $1,661 million for the thirteen weeks ended May 2, 2015, compared to $1,724 million for the same period last year. Total revenues for the thirteen weeks ended May 2, 2015 included the impact of foreign currency translation, which decreased Total revenues by $20 million.
Excluding the impact of foreign currency translation, the decrease in Total revenues for the thirteen weeks ended May 2, 2015 was predominantly due to a decrease in Domestic comparable store net sales primarily driven by a decrease in the number of transactions. Partially offsetting the decrease in Total revenues was an increase in comparable store net sales within our Canada segment, primarily driven by an increase in the number of transactions.
Total revenues for the thirteen weeks ended May 2, 2015 and May 3, 2014 included $13 million and $15 million of licensing fees charged to our Parent’s foreign affiliates, respectively.
Domestic
Total revenues for the Domestic segment decreased by $52 million or 3.3%, to $1,506 million for the thirteen weeks ended May 2, 2015, compared to $1,558 million for the same period last year. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 2.3%.
The decrease in comparable store net sales resulted primarily from decreases in our baby, entertainment and seasonal categories. The decrease in our baby category was primarily due to decreased sales of consumables. The decrease in our entertainment category was primarily due to decreased sales of home entertainment media products and video game software. The decrease in our seasonal category was primarily due to decreased sales of outdoor products. Partially offsetting these decreases was an increase in our core toy category primarily as a result of increased sales of collectibles.
Canada
Total revenues for the Canada segment decreased by $11 million or 6.6%, to $155 million for the thirteen weeks ended May 2, 2015, compared to $166 million for the same period last year. Excluding a $20 million decrease in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in comparable store net sales of 4.7%.
The increase in comparable store net sales resulted primarily from increases in our baby and seasonal categories. The increase in our baby category was primarily due to increased sales of baby gear and infant care products. The increase in our seasonal category was primarily due to increased sales of outdoor products.

Cost of Sales and Gross Margin
We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.
The following are reflected in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.
Gross Margin

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	May 2, 2015	May 3, 2014	$ Change	May 2, 2015	May 3, 2014	Change
Domestic	$551	$567	$(16)	36.6%	36.4%	0.2%
Canada	58	64	(6)	37.4%	38.6%	(1.2)%
Toys “R” Us - Delaware	$609	$631	$(22)	36.7%	36.6%	0.1%
Gross margin decreased by $22 million to $609 million for the thirteen weeks ended May 2, 2015, compared to $631 million for the same period last year. Foreign currency translation decreased Gross margin by $8 million.
Gross margin, as a percentage of Total revenues, increased by 0.1 percentage point for the thirteen weeks ended May 2, 2015 compared to the same period last year. The increase in Gross margin, as a percentage of Total revenues, was primarily the result of continued promotional discipline within our Domestic segment.
Domestic
Gross margin decreased by $16 million to $551 million for the thirteen weeks ended May 2, 2015, compared to $567 million for the same period last year. Gross margin, as a percentage of Total revenues, increased by 0.2 percentage points for the thirteen weeks ended May 2, 2015 compared to the same period last year.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from continued promotional discipline, with the most notable improvements within the baby and core toy categories.
Canada
Gross margin decreased by $6 million to $58 million for the thirteen weeks ended May 2, 2015, compared to $64 million for the same period last year. Foreign currency translation decreased Gross margin by $8 million. Gross margin, as a percentage of Total revenues, decreased by 1.2 percentage points for the thirteen weeks ended May 2, 2015 compared to the same period last year.

The decrease in Gross margin, as a percentage of Total revenues, resulted primarily from increased cost of merchandise due to an adverse impact from foreign currency translation.

Selling, General and Administrative Expenses
The following table presents expenses as a percentage of consolidated SG&A:

	13 Weeks Ended
	May 2, 2015	May 3, 2014
Payroll and related benefits	42.2%	43.1%
Occupancy costs	34.6%	32.9%
Advertising and promotional expenses	6.2%	7.7%
Professional fees	4.7%	4.1%
Transaction fees (1)	3.3%	3.2%
Other (2)	9.0%	9.0%
Total	100.0%	100.0%

(1)	Primarily consists of credit card fees.

(2)	Includes costs related to transporting merchandise from distribution centers to stores, website hosting, store related supplies and signage and other corporate-related expenses.

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	May 2, 2015	May 3, 2014	$ Change	May 2, 2015	May 3, 2014	Change
Toys “R” Us - Delaware	$613	$657	$(44)	36.9%	38.1%	(1.2)%
SG&A decreased by $44 million to $613 million for the thirteen weeks ended May 2, 2015, compared to $657 million for the same period last year. Foreign currency translation decreased SG&A by $7 million. As a percentage of Total revenues, SG&A decreased by 1.2 percentage points.
Excluding the impact of foreign currency translation, SG&A decreased by $37 million primarily due to a $22 million decrease in payroll expenses, which included a $14 million decline in store payroll expenses. Additionally contributing to the decrease was a $12 million reduction in advertising and promotional expenses.

Depreciation and Amortization

	13 Weeks Ended
(In millions)	May 2, 2015	May 3, 2014	Change
Toys “R” Us - Delaware	$57	$73	$(16)
Depreciation and amortization decreased by $16 million to $57 million for the thirteen weeks ended May 2, 2015, compared to the same period last year. The decrease was primarily due to the prior year accelerated depreciation of certain assets, which we committed to dispose of prior to the end of their useful lives.

Other Income, Net
Other income, net includes the following:

•	information technology and administrative support service income;

•	credit card program income;

•	gift card breakage income;

•	foreign exchange gains and losses;

•	management service fees income;

•	impairment of long-lived assets; and

•	other operating income and expenses

	13 Weeks Ended
(In millions)	May 2, 2015	May 3, 2014	Change
Toys “R” Us - Delaware	$31	$18	$13
Other income, net increased by $13 million to $31 million for the thirteen weeks ended May 2, 2015, compared to $18 million for the same period last year. The increase was primarily due to $6 million in unrealized gains on foreign exchange related to the re-measurement of the Tranche A-1 loan facility due fiscal 2019 attributed to Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee. Additionally contributing to the increase in Other income, net was a $3 million increase in income from our affiliates for information technology and administrative support services, a $2 million decrease in impairment of long-lived assets and a $2 million decrease in fixed asset write-offs.

Interest Expense

	13 Weeks Ended
(In millions)	May 2, 2015	May 3, 2014	Change
Toys “R” Us - Delaware	$70	$60	$10
Interest expense increased by $10 million to $70 million for the thirteen weeks ended May 2, 2015, compared to $60 million for the same period last year. The increase in Interest expense was primarily due to a higher rate of interest on the Secured term B-4 loan facility due fiscal 2020 and the Tranche A-1 loan facility due fiscal 2019 as a result of the fiscal 2014 refinancing.

Interest Income

	13 Weeks Ended
(In millions)	May 2, 2015	May 3, 2014	Change
Toys “R” Us - Delaware	$23	$17	$6
Interest income increased by $6 million to $23 million for the thirteen weeks ended May 2, 2015, compared to $17 million for the same period last year. The increase was primarily due to an increase in interest income on loans receivable from Parent. Refer to Note 8 to the Condensed Consolidated Financial Statements entitled “Related party transactions” for further details.

Income Tax Expense
The following table summarizes our income tax expense and effective tax rates for the thirteen weeks ended May 2, 2015 and May 3, 2014:

	13 Weeks Ended
($ In millions)	May 2, 2015	May 3, 2014
Loss before income taxes	$(77)	$(124)
Income tax expense	1	—
Effective tax rate	(1.3)%	0.0%
The effective tax rates for the thirteen weeks ended May 2, 2015 and May 3, 2014 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is (2.9%) for the thirteen weeks ended May 2, 2015 compared to 0.2% for the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to a change in the mix and level of earnings between jurisdictions.
For the thirteen weeks ended May 2, 2015, our effective tax rate was impacted by a tax benefit of $1 million related to changes to our liability for uncertain tax positions. There were no significant discrete items that impacted our effective tax rate for the thirteen weeks ended May 3, 2014.

Non-GAAP Financial Measure - Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors in the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s financial data prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
A reconciliation of Net loss to EBITDA and Adjusted EBITDA is as follows:

	13 Weeks Ended
(In millions)	May 2, 2015	May 3, 2014
Net loss	$(78)	$(124)

Add:
Income tax expense	1	—
Interest expense, net	47	43
Depreciation and amortization	57	73
EBITDA	27	(8)

Adjustments:
Store closure costs (a)	7	5
Sponsors’ management and advisory fees (b)	4	6
Severance (c)	4	10
Compensation expense (d)	2	—
Impairment of long-lived assets	1	3
Foreign currency re-measurement (e)	(6)	—
Obsolete inventory clearance (f)	—	(11)
Adjusted EBITDA (g)	$39	$5

(a)	Represents store closure costs, net of lease surrender payments. In fiscal 2014, we revised our definition of Adjusted EBITDA to include lease surrender payments.

(b)	Represents the fees expensed to Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P. and Vornado Realty Trust (collectively, the “Sponsors”) in accordance with the advisory agreement.

(c)	In fiscal 2014, we revised our definition of Adjusted EBITDA to include non-officers’ severance. We have therefore revised our prior period’s Adjusted EBITDA.

(d)
Represents the incremental compensation expense related to certain one-time awards and modifications, net of forfeitures of certain officers’ awards. In fiscal 2014, we revised our definition of Adjusted EBITDA to include the impact of forfeitures of certain officers’ awards and have therefore revised our prior period’s Adjusted EBITDA.

(e)
Represents the unrealized gain on foreign exchange related to the re-measurement of the portion of the Tranche A-1 loan facility due fiscal 2019 attributed to Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee.

(f)
Represents an incremental gain on previously identified clearance inventory. In fiscal 2014, we also revised our definition of Adjusted EBITDA to include third party fees associated with our clearance efforts.

(g)
Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring. We have excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, asset impairment charges, restructuring charges, impact of litigation, noncontrolling interest, net gains on sales of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.

Liquidity and Capital Resources
Overview
As of May 2, 2015, we were in compliance with all of the covenants related to our outstanding debt. Under the $1.85 billion secured revolving credit facility (“ABL Facility”), we had outstanding borrowings of $367 million, a total of $97 million of outstanding letters of credit and excess availability of $615 million at May 2, 2015. We are also subject to a minimum excess availability covenant of $125 million, with remaining availability of $490 million in excess of the covenant at May 2, 2015.
We are dependent on borrowings to support our working capital needs, capital expenditures and to service debt. As of May 2, 2015, we have funds available to finance our operations under our ABL Facility through March 2019, subject to an earlier springing maturity. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.
In general, our primary uses of cash are providing for working capital purposes (which principally represents the purchase of inventory), servicing debt, remodeling existing stores, financing construction of new stores and paying expenses, such as payroll costs and rental expense, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season.
In addition, from time to time, we may have short-term intercompany loans outstanding from Parent. As of May 2, 2015, January 31, 2015 and May 3, 2014, we had outstanding balances of $336 million, $376 million and $355 million, respectively, in short-term intercompany loans from Parent.
Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our ABL Facility and from our Parent. From time to time, we may enter into intercompany loans with Parent or pay dividends to Parent as permitted under our debt instruments. The funds provided to Parent may be used for general purposes, including, without limitation, for paying interest, repaying, refinancing, repurchasing, redeeming, defeasing or otherwise satisfying indebtedness of our Parent or of its subsidiaries.
Although we believe that cash generated from operations along with our existing cash and ABL Facility will be sufficient to fund our expected cash flow requirements and planned capital expenditures for at least the next 12 months, any world-wide financial market disruption could have a negative impact on our ability to refinance our maturing debt and available resources in the future.

Capital Expenditures
A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for financing construction of new stores and maintaining existing stores, as well as improving and enhancing our e-commerce and other information technology and logistics systems. Capital expenditures are funded primarily through cash provided by operating activities, as well as available cash.

The following table presents our capital expenditures for the thirteen weeks ended May 2, 2015 and May 3, 2014:

	13 Weeks Ended
(In millions)	May 2, 2015	May 3, 2014
Information technology	$10	$9
Maintenance (1)	6	3
Distribution centers	1	4
New stores	1	2
Other store-related projects	11	7
Total capital expenditures	$29	$25

(1)	Includes maintenance for existing stores, including expenditures related to the “Clean and Bright” initiative.

Cash Flows

	13 Weeks Ended
(In millions)	May 2, 2015	May 3, 2014	$ Change
Net cash used in operating activities	$(264)	$(238)	$(26)
Net cash used in investing activities	(28)	(24)	(4)
Net cash provided by financing activities	318	148	170
Effect of exchange rate changes on Cash and cash equivalents	1	1	—
Net increase (decrease) during period in Cash and cash equivalents	$27	$(113)	$140
Cash Flows Used in Operating Activities
Net cash used in operating activities increased $26 million to $264 million for the thirteen weeks ended May 2, 2015, compared to $238 million for the thirteen weeks ended May 3, 2014. The increase in Net cash used in operating activities was primarily due to an increase in vendor payments due to timing and annual bonus payout, partially offset by a decline in merchandise purchases and improved operating performance.
Cash Flows Used in Investing Activities
Net cash used in investing activities increased $4 million to $28 million for the thirteen weeks ended May 2, 2015, compared to $24 million for the thirteen weeks ended May 3, 2014. The increase in Net cash used in investing activities was primarily due to a $4 million increase in capital expenditures.
Cash Flows Provided by Financing Activities
Net cash provided by financing activities increased $170 million to $318 million for the thirteen weeks ended May 2, 2015, compared to $148 million for the thirteen weeks ended May 3, 2014. The increase in Net cash provided by financing activities was primarily due to a $237 million increase in net long-term debt borrowings, partially offset by a $79 million decrease in net short-term borrowings from Parent. Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details regarding our debt.

Debt
Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details regarding our debt.
As of May 2, 2015, we had total indebtedness (excluding Short-term borrowings from Parent) of $2,766 million, of which $2,566 million was secured indebtedness. During the thirteen weeks ended May 2, 2015, there were no significant events that occurred with respect to our debt structure.
We and our subsidiaries, as well as the Sponsors or their affiliates, may from time to time acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, exchange offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 8 to our Condensed Consolidated Financial Statements entitled “Related party transactions” and Note 15, entitled “RELATED PARTY

TRANSACTIONS,” to our Annual Financial Statements for the fiscal year ended January 31, 2015 included as an exhibit to Parent’s Form 8-K filed on April 24, 2015.

Contractual Obligations
Our contractual obligations consist mainly of payments for operating leases related to real estate used in the operation of our business, Long-term debt and related interest and product purchase obligations. Refer to the “Contractual Obligations” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Financial Statements for the fiscal year ended January 31, 2015 included as an exhibit to Parent’s Form 8-K filed on April 24, 2015, for details on our contractual obligations.

Critical Accounting Policies
Our Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Condensed Consolidated Financial Statements. Refer to our Annual Financial Statements for the fiscal year ended January 31, 2015 included as an exhibit to Parent’s Form 8-K filed on April 24, 2015, for a discussion of critical accounting policies.

Recently Adopted Accounting Pronouncements
In May 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-08, “'Business Combinations (Topic 805): Pushdown Accounting - Amendments to SEC Paragraphs Pursuant to Staff Accounting Bulletin No. 115” (“ASU 2015-08”). The amendments in ASU 2015-08 amend various SEC paragraphs included in the FASB’s Accounting Standards Codification to reflect the issuance of Staff Accounting Bulletin No. 115 (“SAB 115”). SAB 115 rescinds portions of the interpretive guidance included in the SEC’s Staff Accounting Bulletins series and brings existing guidance into conformity with ASU No. 2014-17, “Business Combinations (Topic 805): Pushdown Accounting,” which provides an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. The Company has adopted the amendments in ASU 2015-08, effective May 8, 2015, as the amendments in the update are effective upon issuance. The adoption did not have an impact on our Condensed Consolidated Financial Statements.

Forward-Looking Statements
This Management’s Discussion and Analysis of Financial Condition and Results of Operations, the other reports and documents that the Parent has filed or may in the future file with the Securities and Exchange Commission and other publicly released materials and statements, both oral and written, that we have made or may make in the future, may contain “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosures are intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, store openings, integration and remodeling, the development, implementation and integration of our Internet business, future financial or operational performance, projected sales for certain periods, comparable store net sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, amount and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, selection and type of merchandise, marketing positions, implementation of safety standards, future financings, estimates regarding future effective tax rates, and other goals and targets and statements of the assumptions underlying or relating to any such statements.
These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, birth rates, our ability to implement our strategy including implementing initiatives for season, our ability to recognize cost savings, marketing strategies, the availability of adequate financing, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth under Item 1A entitled “RISK FACTORS” of our Parent’s Annual Report on Form 10-K filed on March 26, 2015, as well as our Parent’s other reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.